As filed with the Securities and Exchange Commission on October 23, 2026
Registration No. 333-276065

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-3

UNDER
THE SECURITIES ACT OF 1933

Arcosa, Inc.
Arcosa Aggregates Holdings, LLC
Arcosa Aggregates Ohio River Valley, LLC
Arcosa Aggregates Texas, LLC
Arcosa Stabilized & Recycling, LLC
Arcosa Crushed Concrete, LLC
Arcosa LW, LLC
Arcosa LWS, LLC
Arcosa Materials Holdings, Inc.
Arcosa Materials, Inc.
Arcosa Mining and Construction Equipment, Inc.
Arcosa Wind Towers, Inc.
Arcosa Stabilized Materials, LLC
Arcosa Construction Services, LLC
Harrison Gypsum, LLC
Meyer Utility Structures, LLC
StonePoint Holding, LLC
StonePoint Intermediate Holding, LLC
StonePoint Materials LLC
StonePoint Ultimate Holding, LLC

(Exact name of registrant as specified in its charter)

Delaware	82-5339416
Delaware	88-2741154
Delaware	86-2542055
Delaware	88-2819943
Delaware	85-3070262
Delaware	85-2777824
Delaware	46-1537010
Delaware	46-1584110
Delaware	86-1489358
Delaware	74-2613970
Delaware	16-1775384
Delaware	75-2868770
Texas	76-0532691
Texas	35-2395474
Delaware	73-0629514
Delaware	47-1177304
Delaware	83-2518603
Delaware	83-2510627
Delaware	47-2212542
Delaware	83-2564117
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Arcosa, Inc.
500 N. Akard Street, Suite 400
Dallas, Texas 75201
(972) 942-6500
(Address, including zip code, and telephone number,
including area code, of Registrants’ principal executive offices)

Bryan P. Stevenson, Esq., Chief Legal Officer
500 N. Akard Street, Suite 400
Dallas, Texas 75201
(972) 942-6500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Robert M. Hayward, P.C.
Zoey Hitzert
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE - DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) filed by Arcosa, Inc., a Delaware corporation (the “Company”), and each of the co-registrants listed on the cover page hereof (together with the Company, the “Registrants”), relates to the Registration Statement on Form S-3ASR (File No. 333-276065) filed by the Registrants with the Securities and Exchange Commission (the “Commission”) on December 15, 2023 (the “Registration Statement”). The Registration Statement pertains to the registration of an indeterminate amount of the common stock, preferred stock, depositary shares, warrants, debt securities and guarantees of debt securities of the Registrants, as applicable.

On October 23, 2026, pursuant to the Agreement and Plan of Merger, dated as of June 21, 2026 (the “Merger Agreement”), by and among the Company, CRH Americas, Inc., a Delaware corporation (“Parent”), and Neon Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the completion of the transactions contemplated by the Merger Agreement, including the Merger, the Registrants have terminated any and all offerings of their securities pursuant to existing registration statements, including the Registration Statement. In accordance with the undertaking made by the Registrants in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrants hereby remove from registration any and all securities of the Registrants registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrants hereby terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on this 23rd day of October, 2026.

ARCOSA, INC.

By:	/s/ David Toolan
Name:	David Toolan
Title:	Treasurer

ARCOSA STABILIZED MATERIALS, LLC ARCOSA CONSTRUCTION SERVICES, LLC ARCOSA STABILIZED & RECYCLING, LLC

By:	/s/ Reid S. Essl
Name:	Reid S. Essl
Title:	Chairman

ARCOSA MATERIALS HOLDINGS, INC. ARCOSA MATERIALS, INC.

By:	/s/ Reid S. Essl
Name:	Reid S. Essl
Title:	Chairman and President

ARCOSA AGGREGATES HOLDINGS, LLC STONEPOINT HOLDING, LLC STONEPOINT INTERMEDIATE HOLDING, LLC STONEPOINT MATERIALS LLC STONEPOINT ULTIMATE HOLDING, LLC

By:	/s/ Reid S. Essl
Name:	Reid S. Essl
Title:	President

ARCOSA AGGREGATES OHIO RIVER VALLEY, LLC ARCOSA AGGREGATES TEXAS, LLC ARCOSA CRUSHED CONCRETE, LLC ARCOSA LW, LLC ARCOSA LWS, LLC HARRISON GYPSUM, LLC

By:	/s/ Reid S. Essl
Name:	Reid S. Essl
Title:	Chairman

ARCOSA MINING AND CONSTRUCTION EQUIPMENT, INC. ARCOSA WIND TOWERS, INC.

By:	/s/ Kerry S. Cole
Name:	Kerry S. Cole
Title:	President

MEYER UTILITY STRUCTURES, LLC

By:	/s/ Kerry S. Cole
Name:	Kerry S. Cole
Title:	Chairman

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.